UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2008

POWERSECURE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12014 (Commission File Number)	84-1169358 (I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina (Address of principal executive offices)		27587 (Zip code)
Registrant’s telephone number, including area code: (919) 556-3056
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 12, 2008, PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into a Third Amendment to Credit Agreement (the “Third Amendment”) with Citibank, N.A. (“Citibank”), as the administrative agent (the “Agent”), and with SunTrust Bank (“SunTrust”), Branch Bank and Trust Company (“BB&T”) and Citibank, as lenders (the “Lenders”). The Third Amendment amends that certain Credit Agreement, dated as of August 23, 2007 and amended on January 17, 2008 and May 5, 2008 (as amended, the “Credit Agreement”), between the Company and Citibank, as both Agent and lender thereunder, which provided for a $25 million revolving and term credit facility (the “Credit Facility”), to (i) expand the amount of the Credit Facility to $50 million and add SunTrust Bank and BB&T as additional lenders, and (ii) modify certain terms and conditions of the Credit Agreement, including the maturity date, the interest rate, the revolving and term nature of the Credit Facility, certain affirmative, negative and financial covenants of the Company, the use of proceeds and other terms of the Credit Agreement.
     The Credit Facility, as amended by the Third Amendment, is a $50 million senior, first-priority secured revolving credit facility that has been guaranteed by all active subsidiaries of the Company (the “Active Subsidiaries”) and secured by the assets of the Company and the Active Subsidiaries. The Active Subsidiaries acknowledged and agreed to the terms and conditions of the Third Amendment.
     The Company may, from time to time, request an increase in the aggregate revolving commitment amount by up to $15 million without the prior consent of the Lenders; provided that each Lender has the unilateral right to determine whether it agrees to increase its revolving commitment and that no Lender is required to increase its individual pro rata commitment amount without such Lender’s consent.
     Pursuant to the Third Amendment, the Credit Facility, as a revolving credit facility, will mature and terminate on November 13, 2011. However, the Company has the option prior to that maturity date to convert a portion of outstanding principal balance thereunder, in an amount not to exceed the present value of estimated annual contract revenues receivable under the initial term of contracts for recurring revenue projects executed after December 31, 2007 (the “PowerSecure Recurring Revenue Project Capital Allowance”), where the Company builds and provides power units and equipment on the customer’s site but retains ownership of that equipment, into a non-revolving term loan for a two year period expiring November 12, 2013, making quarterly payments based upon a four year fully amortized basis.
     The Company intends to use the proceeds available under the Credit Facility to finance its recurring revenue projects as well as to finance capital expenditures and working capital. The Company’s outstanding borrowings under the Credit Facility at any time, the proceeds of which were used for working capital purposes and not in connection with recurring revenue projects, cannot exceed $15 million, provided that borrowings outstanding in an aggregate amount up to the amount of the Recurring Revenue Allowance are considered outstanding in connection with recurring revenue projects.
     The Third Amendment modified the rate of interest under the Credit Facility. As amended, outstanding balances under the Credit Facility (including under the Term Loan Facility) bear interest, at the Company’s discretion, at either the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U. S. Dollars plus an applicable margin, which is on a sliding scale ranging from 175 basis points to 300 basis points based upon the Company’s leverage ratio, or at the Agent’s alternate base rate of the Agent plus an applicable margin, on a sliding scale ranging from 0 basis points to 125 basis points based upon the Company’s leverage ratio. The Company’s leverage ratio is the ratio of its funded indebtedness as of a given date to its consolidated EBITDA as defined in the Credit Agreement (“EBITDA”) for the four consecutive fiscal quarters ending on such date. The Agent’s alternate base rate is equal to the higher of the Federal Funds Rate as published by the Federal Reserve of New York plus 0.50%, and the Agent’s prime commercial lending rate. As of November 13, 2008, the Company had not made any borrowings under the Credit Facility.
     The Credit Facility is not subject to any borrowing base computations or limitations, but does contain certain financial covenants by the Company, some of which were modified by the Third Amendment. The Company’s maximum leverage ratio cannot exceed 3.25. The Company’s minimum fixed charge coverage ratio must be in excess of 1.50, where the fixed charge coverage ratio is defined as the ratio of the aggregate of the Company’s trailing 12 month consolidated EBITDA plus its lease or rent expense minus its taxes based on income and payable in cash, divided by the sum of the Company’s consolidated interest charges plus its lease or rent expenses plus its scheduled principal payments and dividends, computed over the previous period. Also, the Company’s minimum asset coverage must be in excess of 1.25, where its asset coverage is defined as the summation of 80% of the book value of accounts receivable plus 60% of the book value of inventory plus 50% of the book value of net fixed assets, divided by total funded debt outstanding. In addition, the Company is required to maintain a minimum consolidated tangible net worth, computed on a quarterly basis, equal to approximately $42.8 million, plus 50% of its net income each fiscal year ending after December 31, 2007, with no reduction for any net loss in any fiscal year, plus 100% of any equity it raises through the sale of equity interests, less the amount of any non-cash charges or losses. Finally, the Company’s debt to worth ratio, which is the ratio of its total consolidated indebtedness to our consolidated tangible net worth, cannot exceed 1.5 to 1.0 at the end of any fiscal quarter. As of November 12, 2008, the Company was in compliance with these financial covenants.
     As provided in the Third Amendment, the Company’s cumulative capital expenditures beginning in fiscal 2008 cannot exceed the sum of $5,000,000 plus $1,250,000 per quarter, on a cumulative basis, plus the PowerSecure Recurring Revenue Project Capital Allowance. The Third Amendment did not significantly modify the other representations and warranties and affirmative and negative covenants under the Credit Agreement, including restrictions with respect to liens, indebtedness, loans and investments, material changes in the Company’s business, asset sales or leases or transfers of assets, restricted payments such as distributions and dividends, mergers or consolidations and transactions with affiliates.
     Under the Third Amendment, upon the sale of any of the assets of the Company or its subsidiaries other than in the ordinary course of business or the public or private sale of any equity or debt of the Company or its subsidiaries other than equity issuances where the aggregate net equity proceeds do not exceed $10 million, the Company is required to use the net proceeds thereof to repay any indebtedness then outstanding under the Credit Facility.
     The obligations of the Company under the Credit Facility are secured by guarantees (“Guarantees”) and security agreements (the “Security Agreements”) by each of the Company’s Active Subsidiaries, including but not limited to PowerSecure, Inc. and its subsidiaries, Southern Flow Companies, Inc. and WaterSecure Holdings, Inc. The Guarantees guaranty all of the obligations of the Company under the Credit Facility, and the Security Agreements grant to the Lenders a first priority security interest in virtually all of the assets of each of the parties to the Credit Agreement. The Third Amendment did not modify the terms or conditions of the Security Agreements or Guarantees.

     The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain bankruptcy or insolvency events, judgment defaults and certain ERISA-related events, which were not modified by the Third Amendment.
     The foregoing description of the Credit Facility and the Third Amendment does not purport to be a complete statement of the parties’ rights and obligations under the Credit Facility, as modified by the Third Amendment, and is qualified in its entirety by reference to the text of the Credit Agreement and the amendments thereto, which are exhibits hereto and incorporated herein by this reference.
     A copy of the Company’s press release announcing the Third Amendment is attached hereto as Exhibit 99.1 and incorporated herein by this reference.
Item 1.02 Termination of a Material Definitive Agreement.
     On November 13, 2008, in connection with entering the Third Amendment described in Item 1.01 above, the Company used approximately $2.5 million of cash on hand to pay off the outstanding balance of, and to terminate, the Term Credit Agreement, dated as of January 17, 2008, between the Company, as borrower, and Citibank, as Agent and Lender (the “Term Credit Facility”). The Term Credit Facility was a $2,584,000 seven year term loan used to finance the Company’s acquisition of the land and building constituting is principal executive offices and the offices of its PowerSecure, Inc. subsidiary, located in Wake Forest, North Carolina. The Term Credit Agreement was in addition to, and contained substantially the same terms and conditions as, the Credit Facility (prior to the Third Amendment), including nearly identical covenants (financial and operating), representations, warranties, collateral, security and events of default, as then in effect. The Term Credit Agreement, like the Credit Facility, was guaranteed by the active subsidiaries of the Company and secured by the assets of the Company and those subsidiaries.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
10.1	Credit Agreement, dated as of August 23, 2007, between PowerSecure International, Inc., as borrower, and Citibank, N.A., as administrative agent and lender. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 24, 2007.)

10.2	Form of Security Agreement, dated as of August 23, 2007, by each of PowerSecure International, Inc. and its active subsidiaries in favor of Citibank, N.A., as administrative agent, as secured party. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 24, 2007.)

10.3	Form of Guaranty, dated as of August 23, 2007, by each active subsidiary of PowerSecure International, Inc. in favor of Citibank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 24, 2007.)

10.4	First Amendment to Credit Agreement, dated as of January 17, 2008, between PowerSecure International, Inc., as borrower, and Citibank, N.A., as administrative agent and lender. (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on January 23, 2008.)

10.5	Second Amendment to Credit Agreement, dated as of April 18, 2008, between PowerSecure International, Inc., as borrower, and Citibank, N.A., as administrative agent and lender. (Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.)

10.6	Third Amendment to Credit Agreement, dated as of November 13, 2008, among PowerSecure International, Inc., as borrower, Citibank, N.A., as administrative agent and lender, and SunTrust Bank and Branch Banking and Trust Company, as lenders. (Filed herewith.)*

99.1	Press Release of PowerSecure International, Inc., issued November 13, 2008, announcing the amendment to and expansion of the Citibank credit facility.

*	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.
By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Vice President and Chief Financial Officer

Dated: November 18, 2008

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